EXHIBIT 99.1



              VIACOM INC. COMPLETES SALE OF MADISON SQUARE GARDEN


     New York, New York, March 10, 1995 -- Viacom Inc. (AMEX: VIA and VIAB) announced today the completion of the sale of the operations of Madison Square Garden to a partnership of ITT Corporation (NYSE: ITT) and Cablevision Systems Corporation (AMEX: CVC) for $1.075 billion. In accordance with the merger agreement, the net proceeds were adjusted by approximately $66 million, reflecting changes in working capital.

     Viacom announced the agreement to sell Madison Square Garden, which includes the New York facility, the resident professional sports teams -- the Knicks and the Rangers -- and the MSG regional cable sports network, in August 1994. Proceeds from the sale will be used to repay debt.

     Viacom Inc. is one of the world's largest entertainment and publishing companies and a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster Music; Blockbuster Video; MTV Networks; Paramount Parks; Paramount Pictures; Paramount Television; Showtime Networks; Simon & Schuster; Viacom Interactive Media; cable systems serving 1.1 million customers, as well as radio and television stations; and movie screens in 11 countries. Viacom also has a substantial interest in Discovery Zone and a majority interest in Spelling Entertainment Group. National Amusements, Inc., a closely held corporation which owns and operates more than 900 movie screens in the U.S. and the U.K., is the parent company of Viacom.

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Contact:       Carl Folta
               212/258-6352





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